Exhibit 3.1
Consent of Independent Registered Public Accounting Firm
ATS Automation Tooling Systems Inc.:
We consent to the use of our report dated June 18, 2007 with respect to the consolidated balance sheets of ATS Automation Tooling Systems Inc. as of March 31, 2007 and 2006, and the related consolidated statements of operations, retained earnings, and cash flows for each of the years in the two-year period ended March 31, 2007, included in the registration statement of ATS automation Tooling Systems Inc. on Form F-7.
Chartered Accountants
Waterloo, Canada
July 5, 2007
KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative.